Exhibit 4.6. Description of Common Stock of CoJax Oil and Gas Corporation

Authorized Capital Stock. CoJax's authorized capital stock consists of 350,000,000 shares with 300,000,000 authorized shares of $0.01 par value Common Stock and 50,000,000 authorized shares of preferred serial stock ("preferred stock").

Common Stock.  As of March 31, 2020, there was one (1) share of our common stock issued and outstanding.

The holders of CoJax Common Stock have equal ratable rights to dividends from funds legally available if and when declared by the CoJax Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. CoJax Common Stock does not provide the right to a preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights. CoJax Common Stock stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

CoJax refers to its Amended and Restated Articles of Incorporation, By-laws, and the applicable statutes of the state of Virginia for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

No Cumulative Voting, Holders of shares of CoJax Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock. As of March 31, 2020, there were no shares of any series of preferred stock issued and outstanding.

Serial preferred stock allows the CoJax Board of Directors to determine:

(1) the designation of such class or series, the number of shares to constitute such class or y series and the stated value thereof; m

(2) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which (i) may be general or limited, and (ii) may permit more than one vote per share;

(3) the rate or rates (which may be fixed or variable) at which dividends, if any, are payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of such class;

(4) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(5) the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any class or any other series of such class or any other securities (including common stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by CoJax of, the Common Stock or shares of stock of any other class or any other series of such class;

(9) the conditions or restrictions, if any, upon the creation of indebtedness of CoJax or upon the issue of any additional stock, including additional shares of such class or series or any other series of such class or any other class;

(10) the ranking (be it pari passu, junior or senior) of each class or series as to the payment of dividends, the distribution of assets and all other matters; and

(11) any other powers, preferences, and relative, participating, optional and other special rights, and any qualifications, limitations, and restrictions thereof, insofar they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the Commonwealth of Virginia.

Series A Convertible Preferred Stock. CoJax has 500,000 shares of Series A Convertible Preferred Stock, $0.01 par value ("Series A Stock"). The holders of Series A Stock was authorized on January 23, 2020, by an amendment to the Amended and Restated Articles of Incorporation, and are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulate their votes in the election of directors. The holders of Series A Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available, therefore on a pro-rata basis according to their holdings of shares of Series A Stock.

In the event of liquidation or dissolution of CoJax, holders of shares of Series A Stock are entitled to share ratably in all assets remaining after payment of liabilities and have liquidation preference over the shares of Common Stock.

Holders of Series A Stock have a right to convert each share of Series A Stock into ten (10)  shares of Common Stock.

Protective Provisions for Series A Stock.  Under its Amended and Restated Articles of Incorporation, CoJax shall not, either directly or indirectly by Amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Amended and Restated Articles of Incorporation, as amended) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately from the Common Stock and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (i) alter or change the rights, preferences or privileges of the Series A Stock so as to materially and adversely affect such shares; (ii) amend the Amended and Restated Articles of Incorporation, as amended, or By-laws of CoJax in a manner which materially and adversely affects the rights, preferences or privileges of the Series A Stock; or (iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or other securities unless the same ranks junior to or equal to the Series A Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of CoJax and the payment of dividends or other payments or distributions.

Virginia anti-takeover statutes

Affiliated transactions statute. Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10 percent of any class of its outstanding voting shares, or an interested shareholder, for three years following the date that such person became an interested shareholder unless:

•a majority of (but not fewer than two) disinterested directors of the Corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•before, or on the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the Corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the Corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than five percent.

Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. Our articles of incorporation do not specifically address the Virginia statute regarding affiliated transactions; therefore, we are subject to this provision.

Control share acquisitions statute.  Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. This provision does not apply to us as of the date of this prospectus because we have fewer than 300 shareholders.  Further, we have adopted an amendment to our by-laws to exempt us from this statutory provision. This affiliated transaction provision does not apply where: The affiliated transaction is with (i) an interested shareholder who has been an interested shareholder continuously or who would have been such but for the unilateral action of the Corporation since the latest of (a) January 26, 1988, (b) the date the Corporation first became subject to this article by virtue of its having 300 shareholders of record, or (c) the date such person became an interested shareholder with the prior or contemporaneous approval of a majority of the disinterested directors, (ii) any person who becomes an interested shareholder as a result of acquiring shares from a person specified in (i) of this subdivision by gift, testamentary bequest or the laws of descent and distribution or in a transaction in which consideration was not exchanged and who continues thereafter to be an interested shareholder, or who would have so continued but for the unilateral action of the Corporation, (iii) a person who became an interested shareholder inadvertently or as a result of the unilateral action of the Corporation and who, as soon as practicable thereafter, divested beneficial ownership of sufficient shares so that such person ceased to be an interested shareholder, and who would not, at any time within the three-year period immediately preceding the announcement date have been an interested shareholder but for such inadvertency or the unilateral action of the Corporation, or (iv) an interested shareholder whose acquisition of voting shares making such person an interested shareholder was approved by a majority of the disinterested directors prior to such shareholder's determination date.

The Securities Enforcement and Penny Stock Reform Act of 1990. The S.E.C. has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Our shares of common stock may be deemed "penny stock."

A purchaser is purchasing penny stock, which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Exchange Act;

•contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•contains a toll-free telephone number for inquiries on disciplinary actions;

•defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•contains such other information and is in such form (including language, type, size, and format) as the S.E.C. shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•the bid and offer quotations for the penny stock;

•the compensation of the broker-dealer and its salesperson in the transaction;

•the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•monthly account statements showing the market value of each penny stock held in the customer's account.

The S.E.C. penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.